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                 May 20, 2022

       Kiva Allgood
       Chief Executive Officer
       Sarcos Technology & Robotics Corp
       650 South 500 West, Suite 150
       Salt Lake City, Utah 84101

                                                        Re: Sarcos Technology &
Robotics Corp
                                                            Registration
Statement on Form S-1
                                                            Filed May 13, 2022
                                                            File No. 333-264952

       Dear Ms. Allgood:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Anna Abramson, Staff Attorney, at (202) 551-4969 or Joshua Shainess,
       Legal Branch Chief, at (202) 551-7951 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Michael Nordtvedt